                                                                          EX-5.1

                          OPINION OF HALE AND DORR LLP

                                                                     EXHIBIT 5.1


                                HALE AND DORR LLP
                               Counsellors at Law
                    300 Park Avenue, New York, New York 10022
                         212-937-7000 * FAX 212-937-7300

                                 March 18, 2002



VitalWorks Inc.
239 Ethan Allen Highway
Ridgefield, CT  06877

                           Re:      VitalWorks, Inc. 401(k) Profit Sharing Plan

Ladies and Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") relating to an aggregate of 225,000 shares of common stock, $.001 par value per share (the "Shares"), of VitalWorks Inc., a Delaware corporation (the "Company"), issuable under the Company's 401(k) Profit Sharing Plan (the "Plan").

         We have examined the Certificate of Incorporation, as amended and the Second Amended and Restated Bylaws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

         We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

         We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law statute of the State of Delaware and the federal laws of the United States of America.

         Based upon and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement issuable under the Plan, as described in the Registration
Statement, and such Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                     Very truly yours,

                                                     /s/ Hale and Dorr LLP
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                                                     Hale and Dorr LLP